THIS AGREEMENT dated for reference the 21 day of January, 2005

BETWEEN:

ALMADEN MINERALS LTD., a corporation with a place of business at 1103 - 750 West Pender Street,
Vancouver, British Columbia V6C 2T8

(“Almaden”)

AND:

SANTOY RESOURCES LTD., a corporation with a place of business at Suite 1116 - 925 West Georgia Street,
Vancouver, British Columbia V6C 3L2

(“Santoy”)

WHEREAS:

A.	Santoy (as Successor to Troymin Resources Ltd.) is the beneficial holder of 20% of the issued and outstanding shares of ATW Resources Ltd. (“ATW”), (the “Shares”);

B.	Almaden is the operator of the exploration programs conducted on the ATW property and in such capacity is owed by Santoy the sum of $11,174.10 (the “Indebtedness”).

NOW THEREFORE the parties agree as follows:

1.
Almaden (on behalf of itself and on behalf of itself and on behalf of Williams Creek Explorations Limited, each as to 50%) hereby purchases and Santoy hereby sells and assigns the Shares for a full price or consideration of $ 21,174.10 (being a payment to Almaden by Santoy on the execution hereof of $ 10,000.00 ( the receipt whereof Almaden hereby acknowledges ) and the balance by the cancellation of the Indebtedness hereby made by Almaden.)

2.	This Agreement shall be construed in accordance with the laws of British Columbia.

3.	All disputes which arise hereunder shall be submitted to and finally settled by a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia).

4.	All Notices and other required communications shall be in writing and addressed as follows:

If to Almaden:

Almaden Minerals Ltd.
1103 - 750 West Pender Street
Vancouver, B.C. V6C 2T8

Attention: Duane Poliquin

If to Santoy:

Santoy Resources Ltd.
1116 - 925 West Georgia Street
Vancouver, B.C. V6C 3L2

Attention: R. Netolitzky

All Notices shall be given:

(i)	by personal delivery to the addressee;
(ii)	by electronic communications, with a confirmation sent by registered or certified mail return receipt requested; or
(iii)	by registered or certified mail or commercial carrier return receipt requested.

All Notices shall be effective and shall be deemed delivered:

(i)	if by personal delivery, on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery;
(ii)	if by electronic communication, on the next business day following receipt of the electronic communication; and
(iii)	if solely by mail or commercial carrier, on the next business day after actual receipt.

A party may change its address by Notice to the other party.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assignees.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 21 day of January , 2005.

ALMADEN MINERALS LTD.
Per:	“Duane Poliquin”
Authorized Signatory

SANTOY RESOURCES LTD..
Per:	“Ronald Netolitzky”
Authorized Signatory